Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-81263

                              PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED DECEMBER 22, 1999)

                                 152,149 Shares

                               KOMAG, INCORPORATED

                                  COMMON STOCK

                           ---------------------------

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         See "Risk Factors" beginning on page 2 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

PLAN OF DISTRIBUTION

         We are offering 152,149 shares of our common stock to one institutional investor pursuant to this prospectus supplement. The shares of common stock will be sold at a negotiated purchase price of $3.4688 per share. The $3.4688 purchase price reflects the recent volume weighted average price of our common stock on the Nasdaq National Market System, net of a discount of 7.5%. We will not pay commissions or any other compensation in conjunction with this sale of our common stock.

USE OF PROCEEDS

         The net proceeds to us from this offering will be $527,778. We plan to use the net proceeds for general corporate purposes, including:

         -        repaying our obligations as they become due;
         -        financing capital expenditures; and
         -        working capital

         Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

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MARKET FOR OUR COMMON STOCK

         On April 14, 2000, the last reported sales price of our common shares on the Nasdaq National Market System was $2.9375 per share. Our common stock is listed on the Nasdaq National Market under the symbol "KMAG". The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify Nasdaq that the shares have been issued.

         As of January  13, 2000, and before the  issuance of shares pursuant to
this  prospectus   supplement,   we  have  65,874,918  shares  of  common  stock
outstanding.

GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

                           ---------------------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                           ---------------------------

            The date of this prospectus supplement is April 17, 2000.

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

                                TABLE OF CONTENTS

                                                             Page
                                                             ----

PROSPECTUS SUPPLEMENT

Plan of Distribution..........................................S-1
Use of Proceeds...............................................S-1
Market for Our Common Stock...................................S-2
General.......................................................S-2

PROSPECTUS

Where You Can Find More Information...........................2
The Company...................................................3
Use of Proceeds...............................................4
Ratio of Earnings to Fixed Charges............................4
The Securities................................................4
Description of Debt Securities................................5
Description of Preferred Stock................................6
Description of Depositary Shares..............................7
Description of Warrants.......................................8
Plan of Distribution..........................................9
Legal Matters.................................................11
Experts.......................................................11


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